Aflac Incorporated Form 8-K
EXHIBIT 99.1

Aflac Incorporated Announces Second Quarter Results,
Declares Third Quarter Cash Dividend

COLUMBUS, Ga. - July 29, 2014 - Aflac Incorporated today reported its second quarter results.

Reflecting the weaker yen/dollar exchange rate, total revenues fell 3.4% to $5.8 billion during the second quarter of 2014, compared with $6.0 billion in the second quarter of 2013. Net earnings were $810 million, or $1.78 per diluted share, compared with $889 million, or $1.90 per share, a year ago.

Net earnings in the second quarter of 2014 included after-tax net realized investment gains of $60 million, or $.13 per diluted share, compared with net after-tax gains of $130 million, or $.28 per diluted share, a year ago. After-tax realized investment gains from securities transactions in the quarter were $63 million, or $.14 per diluted share. On an after-tax basis, impairments were $18 million in the quarter, or $.04 per diluted share. Hedging costs related to certain dollar investments of Aflac Japan on an after-tax basis, were $16 million in the quarter, or $.04 per diluted share. Realized after-tax net investment gains from other derivative and hedging activities in the quarter were $31 million, or $.07 per diluted share. In addition, net earnings included a loss of $7 million, or $.01 per diluted share, from other and nonrecurring items.

Aflac believes that an analysis of operating earnings, a non-GAAP financial measure, is vitally important to an understanding of the company’s underlying profitability drivers. Aflac defines operating earnings as the profits derived from operations, inclusive of interest cash flows associated with notes payable, but before realized investment gains and losses from securities transactions, impairments, and derivative and hedging activities, as well as other and nonrecurring items. Aflac's derivative activities are primarily used to hedge foreign exchange and interest rate risk in our investment portfolio as well as manage foreign exchange risk in certain notes payable and forecasted cash flows denominated in yen. Management uses operating earnings to evaluate the financial performance of Aflac’s insurance operations because realized gains and losses from securities transactions, impairments, and derivative and hedging activities, as well as other and nonrecurring items, tend to be driven by general economic conditions and events or related to infrequent activities not directly associated with the company’s insurance operations, and therefore may obscure the underlying fundamentals and trends in Aflac’s insurance operations.

Furthermore, because a significant portion of Aflac's business is in Japan, where the functional currency is the yen, the company believes it is equally important to understand the impact on operating earnings from translating yen into dollars. Aflac Japan’s yen-denominated income statement is translated from yen into dollars using an average exchange rate for the reporting period, and the balance sheet is translated using the exchange rate at the end of the period. However, except for certain transactions such as profit repatriation and the Aflac Japan dollar investment program, the company does not actually convert yen into dollars. As a result, Aflac views foreign currency translation as a financial reporting issue rather than an economic event for the company or its shareholders. Because changes in exchange rates distort the growth rates of operations, readers of Aflac's financial statements are also encouraged to evaluate financial performance excluding the impact of foreign currency translation. The chart toward the end of this release presents a comparison of selected income statement items with and without foreign currency changes to illustrate the effect of currency.

The average yen/dollar exchange rate in the second quarter of 2014 was 102.15, or 3.3% weaker than the average rate of 98.76 in the second quarter of 2013. For the first six months, the average exchange rate was 102.42, or 6.7% weaker than the rate of 95.60 a year ago. Aflac Japan’s growth rates in dollar terms for the second quarter and first six months were suppressed as a result of the weaker yen/dollar exchange rate.

Operating earnings in the second quarter were $757 million, compared with $759 million in the second quarter of 2013. Operating earnings per diluted share in the quarter increased by 2.5% to $1.66 in the quarter, compared with $1.62 a year ago. The weaker yen/dollar exchange rate decreased operating earnings per diluted share by $.03 for the second quarter. Excluding the impact from the weaker yen, operating earnings per diluted share increased 4.3%.

Results for the first six months of 2014 were also suppressed by the weaker yen. Total revenues were down 6.3% to $11.5 billion, compared with $12.3 billion in the first half of 2013. Net earnings were $1.5 billion, or $3.38 per diluted share, compared with $1.8 billion, or $3.80 per diluted share, for the first six months of 2013. Operating earnings for the first half of 2014 were $1.5 billion, or $3.36 per diluted share, compared with $1.5 billion, or $3.31 per diluted share, in 2013. Excluding the negative impact of $.13 per share from the weaker yen, operating earnings per diluted share rose 5.4% for the first six months of 2014.

Total investments and cash at the end of June 2014 were $114.7 billion, compared with $110.5 billion at March 31, 2014.

In the second quarter, Aflac repurchased $100 million, or 1.6 million shares, of its common stock. For the first half of the year, the company purchased $515 million, or 8.1 million of its shares. At the end of June, the company had 41.1 million shares available for purchase under its share repurchase authorizations.

Shareholders’ equity was $17.6 billion, or $38.76 per share, at June 30, 2014, compared with $15.7 billion, or $34.53 per share, at March 31, 2014. Shareholders’ equity at the end of the second quarter included a net unrealized gain on investment securities and derivatives of $2.9 billion, compared with a net unrealized gain of $1.9 billion at the end of March 2014. The annualized return on average shareholders’ equity in the second quarter was 19.5%. On an operating basis (excluding total net realized investment gains/losses in net earnings, unrealized investment gains/losses, and derivative gains/losses in shareholders’ equity), the annualized return on average shareholders’ equity was 21.3% for the second quarter of 2014, or 22.3%, excluding the impact of the yen.

AFLAC JAPAN

In yen terms, Aflac Japan’s premium income fell .4% in the second quarter. Net investment income increased 7.5%. Investment income growth was magnified by the weaker yen/dollar exchange rate because approximately 46% of Aflac Japan’s second quarter investment income was dollar-denominated, compared with 44% a year ago. Total revenues were up .7% in the second quarter. The pretax operating profit margin increased in the second quarter to 21.7% from 21.5% in the prior year. Pretax operating earnings in yen increased 2.0% on a reported basis and 1.2% on a currency-neutral basis. For the first half of the year, premium income in yen increased .5%, and net investment income rose 8.4%. Total revenues in yen were up 1.5%, and pretax operating earnings grew 3.3%.

Aflac Japan’s growth rates in dollar terms for the second quarter were suppressed as a result of the weaker yen/dollar exchange rate. Premium income decreased 3.8% to $3.6 billion in the second quarter. Net investment income was up 4.0% to $680 million. Total revenues decreased 2.7% to $4.3 billion. Pretax operating earnings declined 1.3% to $927 million. For the first six months, premium income was $7.1 billion, or 6.4% lower than a year ago. Net investment income increased 1.1% to $1.3 billion. Total revenues were down 5.5% to $8.5 billion. Pretax operating earnings were $1.9 billion, or 3.6% lower than a year ago.

In the second quarter, total new annualized premium sales fell 7.7% to ¥28.0 billion, or $273 million. Third sector sales, which include cancer and medical products, increased 4.5% in the quarter. Bank channel sales declined 19.9%, primarily reflecting continued declines in sales of the company's first sector WAYS product.

For the first six months of the year, new annualized premium sales were down 34.0% to ¥55.5 billion, or $542 million. Third sector sales increased 3.2% in the first half of the year.

AFLAC U.S.

Aflac U.S. premium income increased 1.2% to $1.3 billion in the second quarter. Net investment income was up 2.5% to $161 million. Total revenues increased 1.3% to $1.5 billion. The pretax operating profit margin increased to 20.3% from 19.5% a year ago, reflecting improvement in the benefit ratio. Pretax operating earnings were $300 million, an increase of 5.7% for the quarter. For the first six months, total revenues were up 1.2% to $2.9 billion and premium income rose 1.1% to $2.6 billion. Net investment income increased 2.5% to $322 million. Pretax operating earnings were $603 million, 6.8% higher than a year ago.

Aflac U.S. total new annualized premium sales decreased 8.2% in the quarter to $334 million. Additionally, persistency in the quarter was 76.4%, compared with 76.3% a year ago. For the first half of the year, total new sales declined 6.4% to $651 million.

DIVIDEND

The board of directors declared the third quarter cash dividend. The third quarter dividend of $.37 per share is payable on September 2, 2014, to shareholders of record at the close of business on August 20, 2014.

OUTLOOK

Commenting on the company’s second quarter results, Chairman and Chief Executive Officer Daniel P. Amos stated: “We are pleased with our overall financial results in the second quarter of 2014. Aflac Japan, our largest earnings contributor, generated strong financial results for the quarter. With respect to sales, we’ve seen the contribution from traditional agencies slowing down, and we’ve developed partnerships with new channels that have helped offset that decline. These channels include Japan Post, and we are making gradual but steady progress with advancing our sales through postal outlets. However, the second half of the year will present us with difficult comparisons due to sales of our revised medical product we introduced in August of last year. Taking these factors into account, we now anticipate third sector sales for the full year will trend toward the low end of our expectation of a 2% to 7% increase.

“From a financial perspective, Aflac U.S. continued to perform well in the second quarter. However, our sales results remain disappointing. Given sales production in the first half of the year, we now expect sales for the full year will likely be down 4% to down 8%.

“In order to drive future sales growth, we believe it is crucial to ensure all levels of our sales hierarchy have the potential to earn the best compensation in the industry. At the same time, we must more effectively and consistently execute on the U.S. sales strategy across all states. To accomplish this, we are implementing several initiatives. For example, we’re enhancing compensation through an incentive bonus for the first level of our sales management, district sales coordinators, who are primarily responsible for selling Aflac products and training new sales associates. Additionally, we’ve made the decision to eliminate the commission-based position of state sales coordinator. To better manage our state operations, we’ve introduced the new position of market director. Market directors will be salaried with the opportunity to earn sales-related bonuses. These position changes begin on October 1, 2014. We currently estimate the quarterly costs related to U.S. sales initiatives will be around $.02 per diluted share beginning in the fourth quarter of 2014. We will finalize the estimate for 2015 expenses from these initiatives in our budgeting process, and they will be reflected in the 2015 guidance that we will provide in October with our third quarter earnings release.

“We remain committed to maintaining strong capital ratios on behalf of our policyholders and bondholders. Although we have not yet finalized our statutory financial statements, we estimate our second quarter 2014 risk-based capital, or RBC ratio, will exceed 800%. Additionally, we expect that Aflac Japan’s estimated second quarter solvency margin ratio, or SMR, will be above 800%. Given the strength of our capital ratios, we will have repatriated ¥131.4 billion by the end of July. This reinforces our plan to repurchase $1 billion of our common stock in 2014.

“We are pleased that our earnings per share for both the second quarter and first half of the year were strong. However, we plan on increasing spending significantly in the second half of the year related to various initiatives in both the U.S. and Japan. As such, we narrowed this year’s initial annual EPS guidance of 2% to 5% per diluted share and currently expect that 2014 operating earnings per diluted share on a currency neutral basis will be up 3% to 4% for the full year. If the yen averages 100 to 105 to the dollar for the third quarter, we would expect earnings in the third quarter to be approximately $1.38 to $1.47 per diluted share. Using that same exchange rate assumption for the remainder of 2014, we would expect full-year reported operating earnings to be about $6.16 to $6.30 per diluted share.”

ABOUT AFLAC

When a policyholder gets sick or hurt, Aflac pays cash benefits fast. For nearly six decades, Aflac insurance policies have given policyholders the opportunity to focus on recovery, not financial stress. In the United States, Aflac is the leading provider of voluntary insurance at the worksite. In Japan, Aflac is the number one life insurance company in terms of individual policies in force. Aflac individual and group insurance products help provide protection to more than 50 million people worldwide. For eight consecutive years, Aflac has been recognized by Ethisphere magazine as one of the World's Most Ethical Companies. In 2014, FORTUNE magazine recognized Aflac as one of the 100 Best Companies to Work For in America for the 16th

consecutive year. Also, in 2014, FORTUNE magazine included Aflac on its list of Most Admired Companies for the 13th time, ranking the company number one in the life and health insurance category. Aflac Incorporated is a FORTUNE 500 company listed on the New York Stock Exchange under the symbol AFL. To find out more about Aflac, visit aflac.com or espanol.aflac.com.

A copy of Aflac’s Financial Analysts Briefing (FAB) supplement for the quarter can be found on the “Investors” page at aflac.com.

Aflac Incorporated will webcast its quarterly conference call via the “Investors” page of aflac.com at 9:00 a.m. (EDT) on Wednesday, July 30, 2014.

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

THREE MONTHS ENDED JUNE 30,	2014	2013	% Change
Total revenues	$5,838	$6,044	(3.4)%
Benefits and claims	3,293	3,411	(3.4)
Total acquisition and operating expenses	1,307	1,275	2.3
Earnings before income taxes	1,238	1,358	(8.8)
Income taxes	428	469
Net earnings	$810	$889	(8.8)%
Net earnings per share – basic	$1.79	$1.91	(6.3)%
Net earnings per share – diluted	1.78	1.90	(6.3)
Shares used to compute earnings per share (000):
Basic	452,559	465,213	(2.7)%
Diluted	455,380	467,975	(2.7)
Dividends paid per share	$.37	$.35	5.7%

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

SIX MONTHS ENDED JUNE 30,	2014	2013	% Change
Total revenues	$11,478	$12,252	(6.3)%
Benefits and claims	6,513	6,932	(6.0)
Total acquisition and operating expenses	2,623	2,601.8
Earnings before income taxes	2,342	2,719	(13.9)
Income taxes	800	938
Net earnings	$1,542	$1,781	(13.4)%
Net earnings per share – basic	$3.40	$3.82	(11.0)%
Net earnings per share – diluted	3.38	3.80	(11.1)
Shares used to compute earnings per share (000):
Basic	453,639	465,834	(2.6)%
Diluted	456,534	468,546	(2.6)
Dividends paid per share	$.74	$.70	5.7%

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED BALANCE SHEET
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AMOUNTS)

JUNE 30,	2014	2013	% Change
Assets:
Total investments and cash	$114,734	$103,936	10.4%
Deferred policy acquisition costs	9,117	9,028	1.0
Other assets	4,020	3,349	20.0
Total assets	$127,871	$116,313	9.9%
Liabilities and shareholders’ equity:
Policy liabilities	$95,424	$90,626	5.3%
Notes payable	4,925	4,946	(.4)
Other liabilities	9,964	7,045	41.4
Shareholders’ equity	17,558	13,696	28.2
Total liabilities and shareholders’ equity	$127,871	$116,313	9.9%
Shares outstanding at end of period (000)	452,950	464,820	(2.6)%

RECONCILIATION OF OPERATING EARNINGS TO NET EARNINGS
(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

THREE MONTHS ENDED JUNE 30,	2014	2013	% Change
Operating earnings	$757	$759	(.1)%
Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	45	55
Hedge costs related to foreign currency investments	(16)	(4)
Impact of other derivative/hedging activities	31	79
Other and non-recurring income (loss)	(7)	—
Net earnings	$810	$889	(8.8)%

Operating earnings per diluted share	$1.66	$1.62	2.5%
Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	.10	.12
Hedge costs related to foreign currency investments	(.04)	(.01)
Impact of other derivative/hedging activities	.07	.17
Other and non-recurring income (loss)	(.01)	—
Net earnings per diluted share	$1.78	$1.90	(6.3)%

RECONCILIATION OF OPERATING EARNINGS TO NET EARNINGS
(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

SIX MONTHS ENDED JUNE 30,	2014	2013	% Change
Operating earnings	$1,531	$1,549	(1.1)%
Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	70	97
Hedge costs related to foreign currency investments	(22)	(7)
Impact of other derivative/hedging activities	(24)	142
Other and non-recurring income (loss)	(13)	—
Net earnings	$1,542	$1,781	(13.4)%

Operating earnings per diluted share	$3.36	$3.31	1.5%
Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	.15	.20
Hedge costs related to foreign currency investments	(.05)	(.02)
Impact of other derivative/hedging activities	(.05)	.31
Other and non-recurring income (loss)	(.03)	—
Net earnings per diluted share	$3.38	$3.80	(11.1)%

EFFECT OF FOREIGN CURRENCY ON OPERATING RESULTS1
(SELECTED PERCENTAGE CHANGES, UNAUDITED)

THREE MONTHS ENDED JUNE 30, 2014	Including Currency Changes	Excluding Currency Changes[2]
Premium income	(2.5)%	.1%
Net investment income	3.8	5.3
Total benefits and expenses	(1.9)	.6
Operating earnings	(.1)	1.7
Operating earnings per diluted share	2.5	4.3

[1]	The numbers in this table are presented on an operating basis, as previously described.

[2]	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.

EFFECT OF FOREIGN CURRENCY ON OPERATING RESULTS1
(SELECTED PERCENTAGE CHANGES, UNAUDITED)

SIX MONTHS ENDED JUNE 30, 2014	Including Currency Changes	Excluding Currency Changes[2]
Premium income	(4.5)%	.6%
Net investment income	1.5	4.7
Total benefits and expenses	(4.2)	.8
Operating earnings	(1.1)	2.9
Operating earnings per diluted share	1.5	5.4

[1]	The numbers in this table are presented on an operating basis, as previously described.

[2]	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.

2014 OPERATING EARNINGS PER SHARE SCENARIOS

Average Exchange Rate	Annual Operating EPS			% Growth Over 2013			Yen Impact
95	$6.40	-	6.58	3.6	-	6.5%	$.09
97.54*	6.31	-	6.49	2.1	-	5.0	—
100	6.22	-	6.40	.6	-	3.6	(.09)
105	6.06	-	6.24	(1.9)	-	1.0	(.25)
110	5.91	-	6.09	(4.4)	-	(1.5)	(.40)
*Actual 2013 weighted-average exchange rate

FORWARD-LOOKING INFORMATION

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. We desire to take advantage of these provisions. This document contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in communications with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC).

Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks and uncertainties. In particular, statements containing words such as "expect," "anticipate," "believe," "goal," "objective," "may," "should," "estimate," "intends," "projects," "will," "assumes," "potential," "target" or similar words as well as specific projections of future results, generally qualify as forward-looking. Aflac undertakes no obligation to update such forward-looking statements. We caution readers that the following factors, in addition to other factors mentioned from time to time, could cause actual results to differ materially from those contemplated by the forward-looking statements: difficult conditions in global capital markets and the economy; governmental actions for the purpose of stabilizing the financial markets; defaults and credit downgrades of securities in our investment portfolio; exposure to significant financial and capital markets risk; fluctuations in foreign currency exchange rates; significant changes in investment yield rates; credit and other risks associated with Aflac's investment in perpetual securities; differing judgments applied to investment valuations; significant valuation judgments in determination of amount of impairments taken on our investments; limited availability of acceptable yen-denominated investments; concentration of our investments in any particular single-issuer or sector concentration of business in Japan; decline in creditworthiness of other financial institutions; deviations in actual experience from pricing and reserving assumptions; subsidiaries' ability to pay dividends to Aflac Incorporated; changes in law or regulation by governmental authorities; ability to attract and retain qualified sales associates and employees; decreases in our financial strength or debt ratings; ability to continue to develop and implement improvements in information technology systems; interruption in telecommunication, information technology and other operational systems, or a failure to maintain the security, confidentiality or privacy of sensitive data residing on such systems; changes in U.S. and/or Japanese accounting standards; failure to comply with restrictions on patient privacy and information security; inability to recognize tax benefits associated with capital loss carryforwards; level and outcome of litigation; ability to effectively manage key executive succession; catastrophic events including, but not necessarily limited to, epidemics, pandemics, tornadoes, hurricanes, earthquakes, tsunamis, acts of terrorism and damage incidental to such events; ongoing changes in our industry; events that damage our reputation; and failure of internal controls or corporate governance policies and procedures.

Analyst and investor contact - Robin Y. Wilkey, 706.596.3264 or 800.235.2667; FAX: 706.324.6330 or rwilkey@aflac.com
Media contact - Catherine Blades, 706.596.3014; FAX: 706.320.2288 or cblades@aflac.com